Exhibit 5.1

April 15, 2024

Mobix Labs, Inc

15420 Laguna Canyon Rd., Suite 100

Irvine, California 92618

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Mobix Labs, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of the Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof (the “Registration Statement”). Such Registration Statement relates to the registration by the Company of (i) 2,290,183 shares of the Company’s Class A common stock, $0.00001 par value per share (the “Common Stock”), issuable pursuant to the Mobix Labs, Inc. 2023 Equity Incentive Plan (the “2023 Equity Plan”), (ii) 858,935 shares of Common Stock issuable pursuant to the Mobix Labs, Inc. 2023 Employee Stock Purchase Plan (the “2023 Plan”), (iii) 2,932,350 shares of Common Stock issuable pursuant to outstanding awards granted under the Mobix Labs, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), (iv) 1,499,998 shares of Common Stock issuable pursuant to outstanding option awards granted under the Mobix Labs, Inc. 2020 Key Employee Equity Incentive Plan (the “2020 Key Employee Plan”), and (v) 1,186,047 shares of Common Stock issuable pursuant to outstanding option awards granted under the Mobix Labs, Inc. 2020 Equity Incentive Plan (the “2020 Plan,” and collectively with the 2023 Equity Plan, the 2023 Plan, the 2022 Plan and the 2020 Key Employee Plan, the “Plans”). The shares of Common Stock issuable pursuant to the Plans are collectively referred to as the “Shares.”

In so acting, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement, (2) the Company's Certificate of Incorporation, as amended, (3) the Company’s Bylaws, (4) the Plans, and (5) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

Greenberg Traurig, P.A. | Attorneys at Law
www.gtlaw.com

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the Plans, will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.

Our opinion expressed herein is specifically limited to the laws of the State of Delaware and the federal securities laws of the United States of America and is as of the date hereof. We assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely,

/s/ GREENBERG TRAURIG, P.A.

Greenberg Traurig, P.A. | Attorneys at Law
www.gtlaw.com